EXHIBIT 5.2

MINTMIRE & ASSOCIATES

ATTORNEYS AT LAW

265 SUNRISE AVENUE

SUITE 204

PALM BEACH, FLORIDA 33480

TEL: (561) 832-5696

FAX: (561) 659-5371

October 22, 2004

Board of Directors

Itronics Inc.

6490 S. McCarran Blvd., Bldg. C-23

Reno, NV 89509

Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about October 25, 2004, in connection with the registration under the Securities Act of 1933, as amended, of 10,000,000 shares of the Company's Common Stock, no par value (exclusive of any securities associated therewith, the "Stock") to be sold by you pursuant to the Company's Year 2004-2005 Employee/Consultant Stock Compensation Plan. (the "Plan").

As your counsel, we have examined the proceedings relating to and action taken by you in connection with the adoption of the Purchase Plan.

It is our opinion that the 10,000,000 shares of the Stock that may be issued and sold by the Company pursuant to the Plan, when issued and sold in the manner provided in the Plan, will be validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In providing this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Commission thereunder.

Very truly yours,

MINTMIRE & ASSOCIATES

/s/ Donald F. Mintmire

Donald F. Mintmire, Esq.

DFM/mt